Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan, 2019 Incentive Award Plan, and 2019 Employee Stock Purchase Plan of Gossamer Bio, Inc. of our report dated October 11, 2018 (except for the last paragraph of Note 12, as to which the date is January 23, 2019), with respect to the consolidated financial statements of Gossamer Bio, Inc. included in its Registration Statement (Form S-1 No. 333-228984), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 8, 2019